                              EMPLOYMENT AGREEMENT

                                      FOR

                               BRIAN J. GALLAGHER




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                                TABLE OF CONTENTS

                                                                  PAGE

1. EMPLOYMENT.                                                      2

2. SERVICES.                                                        2

3. COMPENSATION AND BENEFITS.                                       3

4. TERMINATION OF EMPLOYMENT / CHANGE IN CONTROL.                   7

5. CONFIDENTIAL INFORMATION / RETURN OF DOCUMENTS /

    NONCOMPETE REMEDIES.                                           15

6. SUCCESSORS AND ASSIGNS.                                         18

7. TIMING OF AND NO DUPLICATION OF PAYMENTS.                       19

8. MODIFICATION OR WAIVER.                                         19

9. NOTICES.                                                        20

10. GOVERNING LAW AND RESOLUTION OF DISPUTES.                      20

11. SEVERABILITY.                                                  21

12. COUNTERPARTS.                                                  21

13. HEADINGS.                                                      21

14. ENTIRE AGREEMENT.                                              21

15. SURVIVAL OF AGREEMENTS.                                        22

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of and is effective as of December 31, 1997 by and between Brian J. Gallagher, an individual residing at 55 Grove Road, Bedford, New York 10506 ("Executive"), and Philips International Realty Corp., a Maryland corporation with offices at c/o Philips International, 417 Fifth Avenue, New York, New York 10016 ("New Reit").
                                    RECITALS
         WHEREAS, as set forth in the Contribution and Exchange Agreement by and between the Property Partnerships (as defined therein), National Properties Investment Trust, a Massachusetts business trust ("National"), Philips International Realty, L.P., a Delaware limited partnership ("PRLP") and New Reit dated August 11, 1997, the Property Partnerships, National and PRLP determined that it was in the best interests of the parties' long term strategic growth to combine their respective properties and related assets;
         WHEREAS, in order to effectuate this combination, the Property Partnerships and National agreed to contribute certain properties and other assets located throughout the States of New York, New Jersey, Connecticut, Massachusetts and Florida and owned or controlled by the Property Partnerships or National (the "Property") to New Reit and New Reit agreed to contribute such Property to PRLP in exchange for a general partnership interest therein, all as of the closing (the "Closing");
         WHEREAS, the Closing occurred and New Reit began operations in December 1997; and

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         WHEREAS,  New Reit desires to employ Executive,  and Executive desires to be employed by New Reit, pursuant to the terms set forth herein
         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Employment.

                  New Reit hereby agrees to employ Executive, and Executive hereby agrees to be employed by New Reit, on a full-time basis for a term commencing on the date hereof and expiring on December 31, 2000, unless this Agreement shall be terminated earlier pursuant to the terms hereof, provided, however, that commencing on December 31, 2000 and each December 31st thereafter, the term of this Agreement shall be extended automatically for one (1) additional year unless at least one hundred eighty (180) days prior to the applicable expiration date either New Reit or Executive shall have given written notice to the other party that such party does not wish to extend this Agreement ("Notice of Non-Extension"). The term of this Agreement during which Executive shall be employed on a full-time basis is referred to herein as the "Employment Period."

         2.       Services.


                  (a) Executive shall serve as Chief Financial Officer and Director of Acquisitions of New Reit. Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of New Reit, and shall perform


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such duties as are customarily performed by such executive officers and as may be more specifically enumerated from time to time by the Board of Directors of New Reit (the "Board"), the Executive Committee of the Board, if any, the Chief Executive Officer, President or Chief Operating Officer of New Reit. The Executive's position and duties may be changed by the Chief Executive Officer, President, or Chief Operating Officer of New Reit, provided, however, that he shall retain an appropriate title, position and function as an Executive Officer of New Reit.

                  It is understood that the foregoing is not intended to preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 5(e) hereof or (ii) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (i) and (ii) does not prevent Executive from devoting substantially all of his business time to New Reit.

                  (b) Executive shall be nominated for the Board of Directors of New Reit at the first regularly scheduled annual shareholders meeting following the initial sale for cash to the public of New Reit common stock, par value $.01 per share ("Common Stock" or "New Reit Common Stock"). Such initial sale of New Reit Common Stock is hereinafter referred to as the initial public offering (the "IPO").

                  (c) Executive shall be based in New York, New York, subject to reasonable travel requirements.

         3.       Compensation and Benefits.

                  During the Employment Period, New Reit shall pay Executive a minimum annual base salary in the amount of $150,000 ("Annual Base Salary") which may be


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increased but not decreased from time to time and shall be payable in accordance with New Reit's normal payroll practices. In addition, Executive shall receive a minimum of ten (10%) percent of any annual bonus pool. In addition, Executive shall be offered participation in any stock-based compensation or other incentive compensation plans or programs made generally available to executives of New Reit. It is understood that any such annual bonus pool or incentive programs will be determined by the Board each year in its sole discretion.
                  New Reit shall deduct and withhold from compensation payments all social security and other federal, state and local taxes and charges in the minimum amounts (or such greater amounts as Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld, including withholding pursuant to bonus withholding rates, as applicable. In addition to the compensation specified above, Executive shall be entitled to the following benefits:

                  (a) health and hospitalization (family), life insurance, disability, business travel accident, paid vacation and any other compensated absences and any other plans made generally available to other executive officers of New Reit;

                  (b) a $400 monthly allowance which is intended to cover local business-related travel expenses; and

                  (c) reimbursement for substantiated reasonable business expenses including out-of-town travel expenses incurred by Executive in furtherance of the interests of New Reit.

In addition, the Board, in its sole discretion, may grant Executive restricted share awards and options to purchase shares of Common Stock, in addition to the Options discussed hereinafter.

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                  As further consideration for Executive agreeing to serve as an
Executive Officer of New Reit and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition set forth in Paragraph 5(e) below, New Reit shall:

                  (d) on January 1, 1998, issue to Executive options to purchase 10,000 shares of Common Stock pursuant to the New Reit 1997 Stock Option and Long-Term Incentive Plan (the "Plan"), which Plan was adopted by New Reit and approved by shareholders concurrent with the Closing), at an exercise price equal to $50 per share of Common Stock which is the price of New Reit Common Stock at the Closing (the "Options") provided, however, that after taking into account the Options and any dilution which may occur as a result of the IPO with respect to the underlying shares of New Reit Common Stock, upon the consummation of the IPO, Executive shall have an option to purchase 25,000 shares of New Reit Common Stock at an exercise price equal to the price to the public for shares of New Reit Common Stock sold in the IPO. Executive's Options shall be evidenced by an option grant agreement dated as of January 1, 1998 which agreement shall include, but not be limited to, the following provisions: vesting, subject to Executives continued employment with New Reit and the provisions of Paragraphs 4(a), 4(b) and 4(c) below, over a three (3) year period with one-third (1/3) of the Options vesting on each of December 31, 1998, December 31, 1999, and the balance vesting on December 31, 2000 (unless vesting is otherwise accelerated pursuant to the terms and conditions of this Agreement or the option grant agreement); non-transferability and anti-dilution provisions; and, provisions relating to the use of the Options together with the underlying stock to collateralize any funds necessary for exercise; and

                  (e) concurrently with the IPO or as soon as practicable thereafter, loan on a non-recourse basis to Executive $50,000 (the "Stock Acquisition Loan"), with the loan proceeds to be used by Executive simultaneously to purchase as many newly issued shares of New Reit Common Stock, at the price to the public for shares of New Reit Common Stock sold in the IPO, as such Stock Acquisition Loan amount will permit. Interest shall accrue on the Stock Acquisition Loan at six (6%) percent per annum and shall be payable, on the outstanding balance thereof from time to time, quarterly in arrears. Dividends on the New Reit Common Stock acquired by Executive, subject to reduction for interest repayment (interest payments shall first be made by the withholding of



                                       5
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                           dividends), shall be payable to Executive at such
                           times and in such amounts as may generally be declared by the Board with respect to all shares of New Reit Common Stock then outstanding without regard to whether the Stock Acquisition Loan has been repaid or forgiven. The Stock Acquisition Loan is being granted and secured pursuant to the terms and conditions of this Agreement, with the New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan and a Secured Non-Recourse Promissory Note and Stock Pledge Agreement evidencing and securing such Stock Acquisition Loan as executed between New Reit and Executive. In the event of a conflict between the aforementioned documents and this Agreement, the terms of this Agreement shall control.



                           It is the intention of the parties that the dividends received by Executive on the New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan will equal or exceed the interest payable thereon. Accordingly, New Reit hereby agrees to timely pay Executive such additional cash compensation as may be necessary for Executive to maintain cash neutrality, giving appropriate consideration to the taxability of any such additional cash compensation, should the timing and/or amount of dividends received by the Executive be insufficient to fund interest payable on the Stock Acquisition Loan.

                           The Stock Acquisition Loan shall be forgiven as follows: subject to the provisions of Paragraphs 4(a), 4(b) and 4(c) below, $16,666 of the principal shall be forgiven on January 1, 1999, (ii) $16,666 of the principal shall be forgiven on January 1, 2000, and (iii) the balance of the principal shall be forgiven on December 31, 2000 provided Executive is employed by New Reit on the day immediately preceding each applicable forgiveness date.

                           The Stock Acquisition Loan shall be initially secured by the shares of New Reit Common Stock purchased by Executive from New Reit with the proceeds of the Stock Acquisition Loan. On January 1, 1999, and January 1, 2000, the outstanding balance of the Stock Acquisition Loan shall be secured only by shares of New Reit Common Stock having a Fair Market Value of one hundred twenty-five (125%) percent of the outstanding principal amount of the Stock Acquisition Loan. On each of January 1, 1999 and January 1, 2000 ( the "Determination Date"), New Reit shall reasonably determine the aggregate Fair Market Value of the collateral (the "Collateral Value") being held. If on either Determination Date the Collateral Value exceeds one hundred twenty-five (125%) percent of the outstanding balance of the Stock Acquisition Loan on such Determination Date after giving effect to any loan forgiveness, as applicable (the "Secured Loan Amount "), New Reit shall



                                       6
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                           automatically release to Executive such portion of
                           the collateral the aggregate Fair Market Value of which equals the Collateral Value less the Secured Loan Amount, free and clear of any and all encumbrances under the Stock Pledge Agreement.

                           Executive shall be required to execute the aforementioned Stock Pledge Agreement and Secured Non-Recourse Promissory Note. New Reit shall then issue shares of New Reit Common Stock to Executive in exchange for the Stock Acquisition Loan. New Reit shall, upon receipt from Executive of the Stock Pledge Agreement and Secured Non-Recourse Promissory Note for New Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan, make prompt delivery of the certificates evidencing ownership of the shares of New Reit Common Stock to Executive, subject to any requirements set forth in the Stock Pledge Agreement; provided, however, that if any law or regulation requires New Reit to take any action with respect to such shares prior to the delivery thereof, then the date of the delivery of the shares shall be extended for the period necessary to complete such action. As soon as practicable following such time as New Reit is eligible to use Form S-3 (or any successor form thereof) to register such shares of New Reit Common Stock, New Reit shall use its reasonable best efforts to register the resale of such shares through a shelf registration statement under the Securities Act of 1933, as amended (the "Act"). The Company agrees that if at any time after the IPO and prior to such registration, the Company authorizes the filing of a registration statement under the Act in connection with the proposed offer of any of its securities by the Company or any of its shareholders ("Subsequent Registration Statement"), New Reit shall use its reasonable best efforts to register the shares of New Reit Common Stock purchased by Executive with the proceeds of the Stock Acquisition Loan via the Subsequent Registration Statement. Certificates for shares of New Reit Common Stock, when released to Executive, shall have restrictive legends applicable to the Stock Pledge Agreement and any statements of other applicable restrictions with respect thereto removed.

         4.       Termination of Employment / Change in Control.


                  (a) Subject to the provisions of Paragraphs 4(b), 4(c) and 4(e) below as applicable, in the event New Reit terminates Executive's employment during the Employment Period, (i) New Reit shall pay Executive any unpaid salary accrued through and including the date of termination plus any unpaid bonus pool amount due Executive for any prior year (the
"Accrued Amount"); (ii) New Reit


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shall pay an additional ten (10) month's base salary payable over the immediately following ten (10) month period in accordance with the Company's normal payroll practices plus (subject to the terms and conditions of this Agreement) continued life, medical, dental and disability coverage for such ten
(10) month period which shall be identical to the coverage provided to active employees during such period ("Applicable Severance"); (iii) the remaining balance due under the Stock Acquisition Loan on date of termination of Executive's employment pursuant to this Paragraph shall be forgiven as of the date of Executive's termination and any remaining shares of New Reit Common Stock held as collateral for the Stock Acquisition Loan shall be released to Executive as soon as practicable after Executive's date of termination ("Stock Acquisition Loan Forgiveness and Collateral Release"); (iv) Executive shall be entitled to exercise any options, including the Options granted hereunder, which have vested and are exercisable in accordance with the terms of this Agreement, the applicable stock option agreement or the Plan within one year of the date of Executive's termination of employment. Executive understands that the effect of exercising any incentive stock options on a day that is more than ninety (90) days after the date of termination of employment will be to cause such incentive stock options to be treated as non-qualified stock options; (v) Executive shall be entitled to retain any shares awarded to Executive which are fully vested on the date of termination ("Vested Share Award"); (vi)
Executive shall be entitled to accelerated vesting in that portion of Executive's Options, and any other options which have been granted to him which are scheduled to vest on or by the December 31st immediately succeeding the date of Executive's termination of employment which shall vest on the date of such termination ("Accelerated Vesting"); and (vii) Executive shall be entitled to a pro rata portion, based on the number of days in the period beginning with January 1 of the calendar year in which such termination occurred and ending with the date the Employment Period ends, of the average annual amount of bonus pool payments paid to Executive each year of Executive's employment hereunder (the "Pro Rata Bonus Payment"). Except for any rights which Executive may have to the


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Accrued Amount, Applicable Severance, Stock Acquisition Loan Forgiveness and
Collateral Release, Accelerated Vesting, Pro Rata Bonus Payment and Vested Share Awards or as otherwise required by law, New Reit shall have no, further obligations hereunder following such termination.

                  (b) In the event of termination of Executive's employment as a result of either Executive's death or Disability (as hereinafter defined) during the Employment Period, New Reit shall pay or provide to Executive or his heirs or estate as applicable (A) the Accrued Amount, (B) Applicable Severance (provided, however, that in the event of death, life and disability coverage shall cease) (C) a pro-rata portion, based upon the number of days in the period beginning with January 1 of the calendar year in which such termination occurred and ending with the date the Employment Period ends (without extension or further extension as applicable, and assuming such termination did not occur) of the average annual amount of bonus pool payments paid to Executive during each year of Executive's employment hereunder and (D) immediate Stock

Acquisition Loan Forgiveness and Collateral Release. In the event the Executive's employment terminates for one of the reasons set forth in the first sentence of this Paragraph 4(b) in the first year of employment, Executive shall receive in respect of item (C) in the preceding sentence the full amount of the annual bonus that would have otherwise been payable to Executive for such year had his employment not terminated. The amounts due under this clause 4(b) shall be payable, at the option of Executive, his estate or his personal representative, either (i) in full immediately upon such termination without discount for early payment or (ii) monthly, in equal installments over the ten
(10) month period immediately following his termination of employment. In addition, Executive shall have a fully-vested non-forfeitable right to the Options and any other options or restricted stock awards previously granted to him. Executive shall be entitled, at the option of Executive, his estate or his personal representative, within one (1) year in the case of termination as a result of Executive's death or Disability of the date of such termination, (i) to exercise any options to purchase shares of Common Stock that have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement) ("Option Exercise Period") and are exercisable in accordance with the terms of either this Agreement, any stock option agreement or the Plan, (ii) to retain any shares of Common Stock awarded to Executive which are vested on the date of termination, and (iii) to require New Reit (upon written notice delivered within one year hundred eighty (180) days following the date of Executive's termination) to repurchase all or any portion of Executive's vested options (including without limitation options, if any, which have vested by acceleration in accordance with the terms of this Agreement, the Plan or stock option agreement) to purchase shares of Common Stock at a price equal to the difference between the Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the options to be repurchased are exercisable and the exercise price of such option as of the date of such notice.

                  (c) (i) In the event of a Change in Control during the Employment Period (as hereinafter defined) Executive shall be entitled to vesting in all options and restricted stock awards and in the event of termination of Executive's employment in connection with such Change in Control, New Reit shall pay Executive and Executive shall be entitled to all the payments and rights Executive would have had if Executive's employment had been terminated on the date of the Change in Control due to Disability as set forth in Paragraph 4(b) (including the Accrued Amount, Applicable Severance,


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Stock Acquisition Loan Forgiveness and Collateral Release, the Pro Rata Bonus
Payment and all benefits under this Agreement) except that Executive must exercise any options which have vested pursuant to this Section 4(c) within one year of his actual termination of employment. For purposes of this Agreement,


Executive's employment will be deemed to have terminated in connection with a Change in Control if either (i) he voluntarily terminates employment within the ninety (90) day period immediately following such Change in Control (if his voluntary termination occurs within such ninety (90) day period, the provisions of this Paragraph 4(c) and not Paragraph 4(e) shall be applicable), or (ii) his employment is involuntarily terminated by New Reit or its successor, for any reason within the one (1) year period immediately following such Change in Control. Furthermore, all cash payments owed to Executive pursuant to this Paragraph shall be paid to Executive in a single sum without discount for early payment.

(ii) If the Change in Control is a change "in the ownership or effective control" of New Reit or "in the ownership of a substantial portion of the assets" of New Reit within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") and the Executive is then, in any taxable year, liable for the payment of an excise tax under Section 4999 of the Code (or any successor provisions), with respect to any payment in the nature of compensation made by New Reit to (or for the benefit of) Executive, New Reit shall pay Executive an amount equal to X determined under the following formula:

              X =               E x P
                  --------------------------------------
                   1 - [(FI x (1 - SLI)) + SLI + E + M]

                           where

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                           E =     the rate at which the excise tax is assessed
                                   under Section 4999 of the Code

                           P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 4(c)(ii)

                           FI = the highest effective marginal rate of income tax applicable to Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments);

                           SLI = the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

                           M = the highest marginal rate of Medicare Tax applicable to Executive under the Code for the taxable year in question.


With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 4(c)(ii) shall be made of the earlier of the date New Reit is required to withhold such tax, or the date the tax is required to be paid by Executive. It is the intention of the parties that New Reit provide Executive with a full tax gross-up under the provisions of this Paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up shall be adjusted to achieve a full gross-up if alternative minimum tax rules are applicable to Executive.

                  (d)      For purposes of this Agreement:

                           (i) "Disability" shall mean the determination by New Reit, upon the advice of an independent qualified physician,

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                                     reasonably acceptable to Executive, that
                                     Executive has become physically or
                                     mentally incapable of performing his
                                     duties under this Agreement and such
                                     disability has disabled Executive for a
                                     cumulative period of one hundred eighty
                                     (180) days within a twelve (12) month
                                     period.

                           (ii) "Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment;

                           (iii) "Change in Control" shall mean, exclusive of the IPO, that any of the following events has occurred: (a) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by New Reit, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, of thirty (30%) percent or more of either (i) the Common Stock or (ii) the
                                     units of limited partnership interests in PRLP ("Units") issued and outstanding immediately prior to such acquisition; (b) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by New Reit; (c) the dissolution or liquidation of New Reit or the consummation of any merger or consolidation of New Reit or any sale or other disposition of all or substantially all of its assets, if the shareholders of New Reit immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than thirty (30%) percent of the voting power of the surviving or acquiring company; or (d) both Philip Pilevsky and Sheila Levine are no longer executive officers or members of the Board of Directors of the Company.

                  (e) In the event Executive elects to terminate his employment at any time during the Employment Period with New Reit, (other than following a Notice of Non-Extension) Executive shall be entitled to payment of the Accrued Amount. In addition, in the event (i) Executive is no longer serving as the Chief Financial Officer or Director of Acquisitions of New Reit or (ii) the Company has materially breached any provision of this Agreement and such breach has not been cured within 10 days following notice thereof by the Executive to the Company, and if he terminates his employment, he shall be entitled to (i) payment of six (6) months' base salary payable commencing with the date of his termination of employment plus continued life, medical, dental and disability coverage for such period (the "Special Severance Payment"); (ii) Accelerated Vesting; (iii) the Pro Rata Bonus Payment and (iv) immediate Stock Acquisition Loan Forgiveness and Collateral Release. In addition, Executive shall be entitled (i) to exercise any options, including the Options granted hereunder, which have vested and are exercisable in accordance with the terms of this Agreement within one year of the date of his termination of employment, and (ii) to retain any shares awarded to Executive which are fully vested on the date of termination. Except for any rights which Executive may have to the Accrued Amount, the Special Severance Payment, the Pro Rata Bonus Payment and the Stock Acquisition Loan Forgiveness and Collateral Release, if applicable, vested options and vested share awards or as otherwise required by law, New Reit shall have no further obligations hereunder following such termination.

                  (f) In the event Executive terminates his employment with New

Reit following New Reit's issuance of a Notice of Non-Extension to Executive, but prior to expiration of the one hundred eighty (180) day notice period, Executive shall be entitled to the Accrued Amount, vesting in all options and restricted stock awards, the Pro Rata Bonus Payment and Stock Acquisition Loan Forgiveness and Collateral Release. Except for any rights which Executive may have to the Accrued Amount, the Stock Acquisition Loan Forgiveness and Collateral Release, and a fully vested non-forfeitable right to all options and restricted stock awards previously granted to him, New Reit shall have no further obligation hereunder following such termination.

                  (g) Any termination of Executive's employment by New Reit or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.

                  (h) Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against cash amounts due Executive under this Agreement on account of subsequent employment. In the event Executive obtains subsequent employment and the Executive's new employer maintains a medical plan, dental plan, life insurance and disability insurance plans, New Reit shall no longer provide continued medical, dental, life and disability coverage for Executive at New Reit's cost as of the date Executive first becomes eligible to participate in his new employer's plans.

         5.       Confidential Information / Return of Documents / Noncompete /

                   Remedies.

                  (a) Executive understands and acknowledges that during his employment with New Reit, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to New Reit. Executive shall hold in a fiduciary capacity for the benefit of New Reit such Confidential Information obtained by Executive during his employment with New Reit and shall not, directly or indirectly, at any time, either during or after his employment with New Reit, without New Reit's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than New Reit or its employees, except as required in the performance of his duties for New Reit or as otherwise required by law. Executive shall take all reasonable steps to safeguard


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

such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

                  (b) The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained by Executive from New Reit, the Partnership Properties, National or PRLP. For purposes of this

Paragraph 5, New Reit shall be deemed to include any entity which is controlled, directly or indirectly, by New Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by New Reit.

                  (c) The Executives agrees that for a period of two (2) years following his termination of employment with New Reit, the Executive will not directly or indirectly, solicit, recruit, hire or cause to be hired for employment, any individual or individuals who are employed by New Reit or its subsidiaries/affiliates on or after his date of termination. The foregoing shall not prohibit the Executive from giving an unsolicited reference upon request.

                  (d) Except for such items which are of a personal nature to Executive (e.g., daily business planner and roll-o-dex), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of New Reit, shall not be copied, summarized, extracted from, or removed from the premises of New Reit, except in pursuit of the business of New Reit or at the direction of New Reit, and shall be delivered to New Reit, without retaining any copies, upon the termination of Executive's employment or at any time as requested by New Reit.

                  (e)      Executive agrees that:

                           (A) During the Employment Period, Executive shall
not, directly or indirectly, within the States of New York, New Jersey, Connecticut, Massachusetts or Florida engage in, or own, invest in, manage, control, derive any compensation, or


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

provide consulting services either directly or indirectly with respect to any venture or enterprise engaged in any development, acquisition or management activities with respect to retail shopping center properties, without regard to whether or not such activities compete with New Reit. Nothing herein shall prohibit Executive from being a passive owner of not more than one (1%) percent of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity.

                           (B) If, at the time of enforcement of this Paragraph
5(e), a court shall hold that the duration, scope, area or other restrictions placed on Executive herein are unreasonable, the parties agree that without further action on their parts reasonable maximum duration, scope, area or other restrictions shall be substituted by such court for the stated duration, scope, area or other restrictions.

                           (C) For purposes of this Paragraph 5(e), New Reit
shall be deemed to include any entity which is controlled, directly or indirectly, by New Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by New Reit.

                  (f) The parties hereto agree that New Reit would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 5 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 5 of this Agreement, New Reit may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

         6.       Successors and Assigns.

                  (a) New Reit shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of New Reit, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that New Reit would be required to perform it if no such succession had taken place. Failure of New Reit to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle Executive to compensation from New Reit and such successor in the same amount and on the same terms as he would be entitled to pursuant to Paragraph 4(c) above. Except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Paragraph, "New Reit" shall mean New Reit as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 6 shall be paid to Executive in a single sum immediately prior to the consummation of the transaction with such successor.

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


                  (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         7.       Timing of and No Duplication of Payments.

                  All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In the event any amount becomes vested or payable under more than one provision of this Agreement, Executive shall not be entitled to receive a duplicate payment of any such amount.

         8.       Modification or Waiver.

                  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of New Reit or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by New Reit or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         9.       Notices.

                  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to New Reit or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 9).

         10.      Governing Law and Resolution of Disputes.

                  This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereunder. Any claim for damages arising out of or related to this Agreement except for any claims arising out of or related to Paragraph 5 hereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that the arbitration shall take place in New York and the arbitrators shall apply New York law. Each party to the Agreement may select one arbitrator. The selected arbitrators shall in turn appoint a third arbitrator, and the three so chosen shall comprise the arbitration panel. All arbitrators shall be independent third parties. The decision of the arbitration panel shall be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof. This Paragraph shall not be construed to prevent New Reit from seeking injunctive relief with respect to any and all disputes arising out of or related to Paragraph 5 hereof which shall be adjudicated by a court of competent jurisdiction.

         11.      Severability.

                  Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Paragraph 5(e)(B), such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

         12.      Counterparts.

                  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

         13.      Headings.

                  The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

         14.      Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         15.      Survival of Agreements.

                  The covenants made in Paragraph 4 and Paragraph 5 shall survive the termination of this Agreement.

         THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       PHILIPS INTERNATIONAL REALTY CORP.


                              By:  /s/ Louis J. Petra
                                   -----------------------------------------
                                   Name: Louis J. Petra
                                   Title: President


                                    EXECUTIVE

                                     /s/ Brian J. Gallagher
                                     --------------------------------------
                                     Brian J. Gallagher





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